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              E-MAIL CONFIRMATION OF ELECTION TO EXCHANGE OPTIONS

TO:    [Employee]
FROM:  Susan Barbee, Director of Human Resources
RE:    Confirmation of Election to Exchange Options

This notice confirms that we have received your Election Form on [Date] and that you elected to exchange ____________ options exercisable for an aggregate of ____________ shares of our common stock pursuant to the terms and conditions of the Offer to Exchange, dated June 29, 2001. Pursuant to the Offer to Exchange and the Election Form, unless you otherwise rescind your Election on or before 5:00 p.m. Cary, North Carolina Time, on July 30, 2001 (or such later date if we extend the Offer), we will cancel all Eligible Options that you have tendered for exchange on July 31, 2001. The Replacement Options will be granted on the Replacement Option Grant Date and priced equal to the closing trading price on The Nasdaq SmallCap Market on the Replacement Option Grant Date, subject to your active and continued employment and other terms of the Offer. If you have any questions, or if you did not intend to submit this Election, please contact me. Reminder, this Election is not revocable after 5:00 p.m. Cary, North Carolina Time, on July 30, 2001, unless we fail to cancel your Eligible Options by August 27, 2001. Capitalized terms used and not otherwise defined in this Election Form that are defined in the Offer to Exchange shall have the meanings set forth in the Offer to Exchange.

To change your election regarding particular tendered options while continuing to elect to participate in the Offer, you must deliver a signed and dated new Election Form, with the required information, following the procedures described in the Offer to Exchange on or before the Expiration Date or, if the Offer is extended, before the expiration of the extended Offer. Upon the receipt of such a new, properly signed and dated Election Form, any previously submitted Election Form or Notice of Change in Election From Accept to Reject Form will be disregarded and will be considered replaced in full by the new Election Form. You may change your election and Reject the Offer by submitting a Notice of Change in Election from Accept to Reject Form (in which case you will be withdrawing your election to participate in the Offer with respect to ALL of your option grants and will not receive any Replacement Options).


Thank you,



Susan Barbee